                           SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934

Filed by the Registrant: [X]

Filed by a Party other than the Registrant: [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_] Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                            Cell Therapeutics, Inc.
             -----------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:
   --------------------------------------------------------------------------

  (2) Aggregate number of securities to which transaction applies:
   --------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (Set forth the amount on which the filing fee was calculated and state how it was determined):
   --------------------------------------------------------------------------

  (4) Proposed maximum aggregate value of transaction:
   --------------------------------------------------------------------------

  (5) Total fee paid:
   --------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.
 -----------------------------------------------------------------------------

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:
   --------------------------------------------------------------------------

  (2) Form, Schedule or Registration Statement No.:
   --------------------------------------------------------------------------

  (3) Filing Party:
   --------------------------------------------------------------------------

  (4) Date Filed:
   --------------------------------------------------------------------------

[CTI LOGO APPEARS HERE]
                                             T 206.282.7100 F 206.284.6206

                                                              June 7, 2000

Dear Shareholder:

  You are cordially invited to attend the Cell Therapeutics, Inc. ("cti") Annual Meeting of Shareholders, to be held at 11:00 a.m. on Friday, July 7, 2000, at The Bell Harbor International Conference Center, 2211 Alaskan Way, Seattle, Washington 98121.

  Information concerning the business to be conducted at the meeting is included in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. At the meeting, we will also report on the operations of cti and respond to any questions you may have.

  A copy of the 1999 Annual Report to Shareholders is also enclosed.

  YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the meeting, it is important that your shares be represented. Therefore, we urge you to sign, date and promptly return the enclosed proxy in the enclosed postage paid envelope. If your shares are held in a bank or brokerage account, you may be eligible to vote your proxy electronically or by telephone. Please refer to the enclosed voting form for instructions. If you attend the meeting, you will, of course, have the right to vote in person. Shareholders who plan to attend the meeting in person are requested to promptly return the enclosed postage paid attendance card to provide us with an estimate of the number of persons to expect for the Annual Meeting.

  I look forward to greeting you personally, and on behalf of the Board of Directors and Management, I would like to express our appreciation for your interest in cti.

Sincerely,

/s/ JAMES A. BIANCO, M.D.
James A. Bianco, M.D.
President & Chief Executive Officer
Shareholder

Cell Therapeutics, Inc. 201 Elliott Ave West Suite #400, Seattle WA 98119

                            CELL THERAPEUTICS, INC.
                      201 Elliott Avenue West, Suite 400
                               Seattle, WA 98119

                   Notice of Annual Meeting of Shareholders
                             Friday, July 7, 2000

To Our Shareholders:

  The Annual Meeting of Shareholders of Cell Therapeutics, Inc. ("cti" or the "Company") will be held at 11:00 a.m. on Friday, July 7, 2000, at The Bell Harbor International Conference Center, 2211 Alaskan Way, Seattle, Washington 98121 for the following purposes:

  (1)To elect three Class III Directors, each to serve until the 2003 Annual Meeting;

  (2) To approve an amendment to the Company's 1994 Equity Incentive Plan to increase the number of shares of Common Stock available for grant under the Plan by 1,100,000 shares;

  (3) To ratify the selection of Ernst & Young LLP as the independent auditors for the Company for the year ending December 31, 2000; and

  (4) To transact such other business as may properly come before the meeting, and all adjournments and postponements thereof.

  All shareholders are invited to attend the meeting. Shareholders of record at the close of business on May 31, 2000, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting and all adjournments and postponements thereof. A complete list of shareholders entitled to notice of, and to vote at, the meeting will be open to examination by the shareholders beginning ten days prior to the meeting for any purpose germane to the meeting during normal business hours at the office of the Secretary of the Company at 201 Elliott Avenue West, Suite 400, Seattle, Washington 98119.

  Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope. If your shares are held in a bank or brokerage account, you may be eligible to vote your proxy electronically or by telephone. Please refer to the enclosed voting form for instructions.

                                          By Order of the Board of Directors
                                          /s/ Michael J. Kennedy
                                          Michael J. Kennedy
                                          Secretary

Seattle, Washington

June 7, 2000

          YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO SIGN,
            DATE AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE
                ENCLOSED ENVELOPE REGARDLESS OF WHETHER OR NOT
                        YOU PLAN TO ATTEND THE MEETING.

                            CELL THERAPEUTICS, INC.
                      201 Elliott Avenue West, Suite 400
                               Seattle, WA 98119

                               ----------------

                                PROXY STATEMENT

                               ----------------

                         Information Regarding Proxies

General

  This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Cell Therapeutics, Inc. ("cti" or the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting"), to be held at 11:00 a.m. on Friday, July 7, 2000, at The Bell Harbor International Conference Center, 2211 Alaskan Way, Seattle, Washington 98121, and at any adjournment or postponement thereof. Only shareholders of record on the books of the Company at the close of business on May 31, 2000 (the "Record Date"), will be entitled to notice of, and to vote at, the Annual Meeting.

  At the Annual Meeting, shareholders will be asked to: (1) elect three Class III Directors, each to serve until the 2003 Annual Meeting, (2) approve an amendment to the Company's 1994 Equity Incentive Plan to increase the number of shares of Common Stock available for grant under the Plan by 1,100,000 shares, and (3) ratify the selection of Ernst & Young LLP as the independent auditors for the Company for the year ending December 31, 2000.

  It is anticipated that these proxy solicitation materials will be sent to shareholders on or prior to June 7, 2000.

Solicitation of Proxies

  This solicitation is made on behalf of the Board of Directors of the Company. All expenses in connection with the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, officers, Directors or other regular employees of the Company may solicit proxies by telephone, facsimile or in person. No additional compensation will be paid to such persons for such services.

Voting Rights and Outstanding Shares

  Each share of common stock, without par value ("Common Stock"), of the Company outstanding on the Record Date is entitled to one vote per share at the Annual Meeting. Each share of Series D Preferred Stock, without par value (the "Series D Preferred Stock") of the Company outstanding on the Record Date is entitled to one vote per share of Common Stock into which such share of Series D Preferred Stock could have been converted on the Record Date. At the conversion price of $2.1625 per share on the Record Date, each outstanding share of Series D Preferred Stock was convertible into 462.43 shares of Common Stock, and is therefore entitled to one vote per share at the Annual Meeting. The votes cast by the holders of the Series D Preferred Stock shall be counted together with the votes cast by the holders of the Common Stock and not separately as a class. Fractional votes by the holders of Series D Preferred Stock shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Series D Preferred Stock held by each holder could be converted) be rounded to the nearest whole number. The Common Stock and the Series D Preferred Stock (on such as-converted basis), voting together as a single class as set forth above shall be referred to herein as the "Voting Stock."

  At the close of business on the Record Date, there were issued and outstanding 26,029,762 shares of Voting Stock, consisting of 24,272,536 outstanding shares of Common Stock and 1,757,226 shares of Common Stock issuable upon the conversion of the 3,800 outstanding shares of Series D Preferred Stock. The presence at the Annual Meeting in person or by proxy of holders of record of a majority of the outstanding shares of Voting Stock is required to constitute a quorum for the transaction of all business at the Annual Meeting.

  All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal). Abstentions will be counted towards the tabulation of votes cast on proposals presented to the shareholders and will have the same effect as negative votes against Proposal 2. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved. In an uncontested election of directors, any action other than a vote for a nominee will have no effect, assuming the presence of a quorum. Abstentions and broker non-votes will have no effect on Proposal 3 as they will not represent votes cast for the purpose of voting on this proposal.

  All shares of Voting Stock represented by properly executed proxies which are returned and not revoked will be voted in accordance with the instructions, if any, given therein. If no instructions are provided in a proxy, the shares of Voting Stock represented by such proxy will be voted FOR the Board's nominees for Director, and FOR the approval of Proposals 2 and 3 and in accordance with the proxy-holder's best judgment as to any other matters raised at the Annual Meeting.

Voting Electronically or by Telephone

  If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible shareholders who receive a paper copy of the annual report and proxy statement the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP's program, your voting form will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card in the self-addressed postage paid envelope provided.

Revocability of Proxies

  Any shareholder of record executing a proxy has the power to revoke it at any time prior to the voting thereof on any matter (without, however, affecting any vote taken prior to such revocation) by delivering written notice to Michael J. Kennedy, Secretary of the Company, at the Company's principal executive offices, by executing and delivering another proxy dated as of a later date or by voting in person at the meeting.

Security Ownership of Certain Beneficial Owners and Management

  The following table sets forth certain information regarding beneficial ownership of Common Stock, as of April 30, 2000 (after giving effect to an assumed conversion of all outstanding shares of Series D Preferred Stock at April 30, 2000 into Common Stock at the conversion price of $2.1625 per share on April 30, 2000), by (1) each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding shares of Common Stock,
(2) each of the Company's Directors and nominees for Director, (3) each executive officer of the Company named in the Summary Compensation Table herein, and (4) all Directors and executive officers as a group:

                                                 Number of Shares    Shares Subject  Percentage
Name and Address of Beneficial Owner           Beneficially Owned(1)   To Options   Ownership(1)
------------------------------------           --------------------- -------------- ------------
Essex Woodlands Health Ventures Fund IV,
 L.P.(2)......................................       3,855,519              --         14.31%
  15001 Walden Road, Suite 101
  Montgomery, TX 77356

Lindsay A. Rosenwald and The Aries Master
 Funds(3).....................................       3,112,210              --         11.78%
  c/o Paramount Capital Asset Management, Inc.
  787 Seventh Avenue, 48th Floor
  New York, NY 10019

The International Biotechnology Trust plc(4)..       1,358,156              --          5.22%
  c/o Rothschild Asset Management Limited
  Five Arrows House St. Swithin's Lane
  London, England EC4N 8NR

James A. Bianco, M.D.**.......................         621,111          310,340         2.36%

Jack L. Bowman**..............................          32,383           32,383            *

Jeremy L. Curnock Cook**(5)...................       1,384,824           26,668         5.32%

Wilfred E. Jaeger, M.D.**(6)..................          39,335           39,335            *

Max E. Link, Ph.D.**..........................          54,762            3,810            *

Mary O. Mundinger, DrPH**.....................           9,573            7,923            *

Phillip M. Nudelman, Ph.D.**..................          33,811           31,811            *

Jack W. Singer, M.D.**........................         309,318           82,865         1.18%

Louis A. Bianco...............................         216,523           98,198            *

Edward F. Kenney..............................             --               --             *

Robert A. Lewis, M.D..........................         124,013           98,813            *

All Directors and executive officers as a
 group (12 persons)...........................       2,920,341          812,434        10.92%

--------
  *  Less than 1%
 **  Denotes Director of the Company

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission") and generally includes voting or investment power with respect to securities. This table is based upon information supplied by officers, directors, and Schedules 13D and 13G filed with the Commission. Shares of Common Stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of April 30, 2000, are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.
(2) Consists of 2,941,233 shares of common stock beneficially owned by Essex Woodlands Health Ventures Fund IV, L.P. and 914,286 shares issuable upon exercise of warrants held by Essex Woodlands Health Ventures Fund IV, L.P.. Mr. Martin P. Sutter is the Managing Director of Essex Woodlands Health Ventures Fund IV, L.P.
(3) Includes (a) 973,918 shares of common stock and 35,000 warrants to purchase 35,000 shares of common stock held by Lindsay A. Rosenwald, M.D., (b) 780,578 shares of common stock of CTI issuable upon conversion of 1,688 shares of Series D preferred stock,

     257,219 warrants to purchase 257,219 shares of common stock, and 388,891 shares of common stock held by The Aries Master Fund, a Cayman Island exempted company, (c) 316,301 shares of common stock of CTI issuable upon conversion of 684 shares of Series D preferred stock, 104,229 warrants to purchase 104,229 shares of common stock, and 187,850 shares of common stock held by Aries Domestic Fund L.P. ("Aries I"), (d) 24,509 shares of common stock of CTI issuable upon conversion of 53 shares of Series D preferred stock, 8,076 warrants to purchase 8,076 shares of common stock, and 35,639 shares of common stock, held by Aries Domestic Fund II, L.P. ("Aries II"). Paramount Capital Asset Management, Inc. ("PCAM") is the general partner of each of Aries I and Aries II and the investment manager of The Aries Master Fund. Dr. Rosenwald is the chairman and sole shareholder of PCAM.
(4) Includes 1,358,156 shares of common stock beneficially owned by International Biotechnology Trust plc, a company formed under the laws of England ("IBT") and managed by Rothschild Asset Management Limited ("Rothschild"). Rothschild has or shares voting and investment power with respect to the shares held by IBT and may be deemed to be the beneficial owner of such shares. Mr. Curnock Cook is a director of IBT and Rothschild and may be deemed to be the beneficial owner of any shares beneficially owned by each of IBT and Rothschild. Mr. Curnock Cook disclaims beneficial ownership of shares beneficially owned by IBT and Rothschild except to the extent of his proportionate interest therein.
     See footnote (5) below.

(5) Consists of 1,358,156 shares of common stock beneficially owned by IBT and 26,668 options that are currently exercisable or exercisable within 60 days of April 30, 2000 that are beneficially held by Jeremy Curnock Cook, a director of IBT and Rothschild. Rothschild has or shares voting and investment power with respect to the shares held by IBT and may be deemed to be the beneficial owner of such shares. As a director of IBT and Rothschild, Mr. Curnock Cook may be deemed to be the beneficial owner of any shares beneficially owned by each of IBT and Rothschild; however, he disclaims beneficial ownership of these shares except to the exent of his proportionate interest therein. See footnote (4) above.
(6) Does not include 12,858 shares issuable upon exercise of options beneficially owned by affiliates of Collinson Howe Venture Partners ("CHVP") pursuant to an agreement with Dr. Jaeger. Dr. Jaeger, a director of the Company, is a former partner at CHVP.

                                  PROPOSAL 1
                             ELECTION OF DIRECTORS

  The Amended and Restated Articles of Incorporation of the Company provide for the Board of Directors to be divided into three approximately equal classes of Directors serving staggered three-year terms and until their successors are elected and qualified. As a result, approximately one-third of the total number of Directors will be elected every year. Under cti's Bylaws, the number of Directors constituting the entire Board of Directors may be decreased or increased by majority action of either the Board of Directors or the shareholders, but no decrease in the number of Directors may have the effect of shortening the term of any incumbent Director. In the event of a vacancy on the Board of Directors, the Company's Bylaws permit a majority of the remaining Directors in office to fill such vacancy, and the Director so chosen shall hold office until the next shareholders' meeting at which Directors are elected and until his or her successor is elected and shall qualify.

  Currently, the Board of Directors has fixed the number of Directors at eight. The current terms of office of the Class III Directors, Dr. James A. Bianco, Dr. Jack W. Singer and Dr. Mary O. Mundinger, expire at the 2000 Annual Meeting. The current terms of office of the Class I Directors, Dr. Phillip M. Nudelman, Mr. Jack L. Bowman and Mr. Jeremy L. Curnock Cook, expire at the 2001 Annual Meeting. The current terms of office of the Class II Directors, Dr. Max E. Link and Dr. Wilfred E. Jaeger, expire at the 2002 Annual Meeting.

  Dr. Bianco, Dr. Singer and Dr. Mundinger have been nominated for re-election at the Annual Meeting as Class III directors for three-year terms expiring at the 2003 Annual Meeting. The Board of Directors has approved all such nominees.

  If elected, each nominee will hold office until his or her term expires and his or her successor is elected and shall qualify. It is intended that the accompanying proxy will be voted for the election as Directors of the three nominees named herein, unless the proxy contains contrary instructions. Each nominee has agreed to serve if elected, and the Company has no reason to believe that any of the nominees will not be a candidate or will be unable to serve. However, if any of the nominees should become unable or unwilling to serve as a Director, the persons named in the proxy have advised the Company that they will vote for the election of such person or persons as shall be designated by the Board of Directors.

  The candidates elected will be those receiving the largest numbers of votes cast by the shares of Voting Stock entitled to vote in the election, up to the number of Directors of such class to be elected by such shares. Abstentions and broker non-votes will not be counted in the election of Directors.

  Set forth below is biographical information for each nominee for Director and each person whose term of office as a Director will continue after the Annual Meeting:

                                                            Age
                                                           as of  Director
        Name                                              5/31/00  Since   Class
        ----                                              ------- -------- -----
     Max E. Link, Ph.D.(1)(2)............................    59     1995    II
     James A. Bianco, M.D.(2)............................    43     1991    III
     Jack W. Singer, M.D.................................    57     1991    III
     Jack L. Bowman(3)...................................    67     1995     I
     Jeremy L. Curnock Cook(2)(3)........................    50     1995     I
     Wilfred E. Jaeger, M.D.(3)(4).......................    44     1992    II
     Mary O. Mundinger, DrPH.............................    63     1997    III
     Phillip M. Nudelman, Ph.D.(2)(4)....................    64     1994     I

    --------
    (1) Chairman of the Board of Directors.
    (2) Member of the Executive Committee.
    (3) Member of the Compensation Committee.
    (4) Member of the Audit Committee.

Nomination for Election for a Three-Year Term Expiring at the 2003 Annual Meeting--Class III Directors

  Dr. Bianco is the principal founder of cti and has been cti's President and Chief Executive Officer since February 1992 and a Director of cti since the Company's inception in September 1991. Prior to joining cti, Dr. Bianco was an Assistant Professor of Medicine at the University of Washington, Seattle, and an Assistant Member in the clinical research division of the Fred Hutchinson Cancer Research Center ("FHCRC"), the world's largest bone marrow transplant ("BMT") center. From 1990 to 1992, Dr. Bianco was the director of the BMT Program at the Veterans Administration Medical Center in Seattle. Dr. Bianco received his B.S. degree in Biology and Physics from New York University and his M.D. from Mount Sinai School of Medicine.

  Dr. Singer is a founder and Director of cti and currently serves as cti's Executive Vice President, Research Program Chairman. Dr. Singer has been a Director of cti since the Company's inception in September 1991. From April 1992 to July 1995, Dr. Singer was cti's Executive Vice President, Research and Development. Prior to joining cti, Dr. Singer was Professor of Medicine at the University of Washington and full Member of the FHCRC. From 1975 to 1992, Dr. Singer was the Chief of Medical Oncology at the Veterans Administration Medical Center in Seattle. Dr. Singer received his M.D. from State University of New York, Downstate Medical College.

  Dr. Mundinger has been a Director of cti since April 1997. Since 1986, she has been a Dean and Professor at the School of Nursing, and an Associate Dean on the Faculty of Medicine at Columbia University. Dr. Mundinger also serves on the editorial board of National Health Publishing Company, Inc. Dr. Mundinger received her Doctorate of Public Health from Columbia's School of Public Health.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Directors Continuing in Office Until the 2001 Annual Meeting--Class I
Directors

  Dr. Nudelman has been a Director of cti since March 1994. He is the President and Chairman of the Board of Kaiser/Group Health. From 1990 to 1997, Dr. Nudelman was the President and Chief Executive Officer of Group Health Cooperative of Puget Sound, a health maintenance organization. Dr. Nudelman serves as chairman of the board of directors of the American Association of Health Plans, ATL Ultrasound, SpaceLabs Medical, Inc., Cytran Ltd., Franklin Health and the United Way. Dr. Nudelman received his B.S. degree in Microbiology, Zoology and Pharmacy from the University of Washington, and holds an M.B.A. and a Ph.D. in Health Systems Management from Pacific Western University.

  Mr. Bowman has been a Director of cti since April 1995. From 1987 until January 1994, Mr. Bowman was a company group chairman at Johnson & Johnson, having primary responsibility for a group of companies in the diagnostic, blood glucose monitoring and pharmaceutical businesses. From 1980 to 1987, Mr. Bowman held various positions at American Cyanamid Company, most recently as Executive Vice President. Mr. Bowman was a member of the board of trustees of The Johns Hopkins University and serves on the board of directors of NeoRx Corporation, CytRx Corporation and Cellegy Pharmaceuticals, Inc., Targeted Genetics Corp., and Celgene Corp.

  Mr. Curnock Cook has been a Director of cti since March 1995. Mr. Curnock Cook has been a director of the Bioscience Unit of Rothschild Asset Management Limited since 1987. He is a director of several British companies, including The International Biotechnology Trust, plc, Biocompatibles International, plc, Cobra Therapeutics. and Vanguard Medica Group plc. He also serves on the board of directors of Creative Biomolecules, Inc., Targeted Genetics, Corp., and Ribozyme Pharmaceuticals, Inc. in the United States.

Directors Continuing in Office Until the 2002 Annual Meeting--Class II
Directors

  Dr. Link joined the Board of Directors in July 1995 as its Vice Chairman and has served as Chairman of the Board of Directors since January 1996. In addition, Dr. Link has held a number of executive positions with pharmaceutical and healthcare companies. Most recently, he served as Chief Executive Officer of Corange, Limited ("Corange"), from May 1993 until June 1994. Prior to joining Corange, Dr. Link served in a number of positions within Sandoz Pharma Ltd., including Chief Executive Officer from 1990 until April 1992, and Chairman from April 1992 until May 1993. Dr. Link currently serves on the board of directors of Alexion Pharmaceutical, Inc., Human Genome Sciences, Inc., and Protein Design Labs, Inc. Dr. Link received his Ph.D. in Economics from the University of St. Gallen.

  Dr. Jaeger has been a Director of cti since September 1992. Dr. Jaeger is a founding general partner of Three Arch Partners, a venture capital firm which focuses on health care investments. Prior to joining Three Arch Partners in 1993, he was a partner at Collinson Howe Venture Partners, formerly Schroeder Venture Advisors and the Phoenix Partners. Dr. Jaeger received his M.D. from the University of British Columbia in Vancouver, B.C., Canada. Dr. Jaeger is also a director of Intensiva Healthcare Corporation.

Board and Committee Meetings

  The Board of Directors of the Company held twelve meetings during the year ended December 31, 1999. Each of the Directors attended at least 75% of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which they served. The Board of Directors has three standing committees: an Executive Committee, a Compensation Committee, and an Audit Committee. There is no standing nominating committee.

  The Executive Committee exercises the full power and authority of the Board of Directors, except as limited by applicable law and except as specific authority is otherwise delegated by the Board of Directors to its other committees. No meetings of the Executive Committee were held during the year ended December 31, 1999. The Executive Committee currently consists of Drs. Bianco, Link and Nudelman and Mr. Curnock Cook.

  The Compensation Committee has broad responsibility for assuring that the officers and key management personnel of the Company are effectively compensated in terms of salaries, supplemental compensation and benefits which are internally equitable and externally competitive. The Compensation Committee also administers the Company's 1994 Equity Incentive Plan and the Company's 1996 Employee Stock Purchase Plan. Four meetings of the Compensation Committee were held during the year ended December 31, 1999. The Compensation Committee currently consists of three non-employee Directors, Dr. Jaeger and Messrs. Bowman, and Curnock Cook. Mr. Terrence M. Morris, who resigned from the Board effective January 24, 2000, was previously on the Compensation Committee.

  The Audit Committee, which was established in January 1994, has responsibility for assisting the Board of Directors in fulfilling their responsibilities related to the corporate accounting and reporting practices of the Company and the quality and integrity of the Company's financial reporting. Three meetings of the Audit Committee were held during the year ended December 31, 1999. The Audit Committee currently consists of two non-employee Directors, Drs. Jaeger and Nudelman. Mr. Terrence M. Morris, who resigned from the Board effective January 24, 2000, was previously on the Audit Committee.

Director Compensation

  Directors who are also employees of the Company are not paid an annual retainer nor are they compensated for serving on the Board. Non-employee Directors are paid $2,000 per meeting of the Board or Board committee, up to a maximum of $10,000 per Director each calendar year. All Directors are reimbursed for their expenses incurred in attending Board meetings. In 1999, pursuant to the Automatic Option Grant Program in effect for the Directors under the Company's 1994 Stock Option Plan, each non-employee Director also received a fully-vested option grant for 1,905 shares on the anniversary date of the commencement of such Director's service as a Director. Each such option has an exercise price equal to 100% of the fair market value on the grant date in 1999 and a term of ten years measured from such grant date, subject to early termination following the optionee's cessation of service as a Director.

                                  PROPOSAL 2
            APPROVAL OF AMENDMENT TO THE 1994 EQUITY INCENTIVE PLAN

  The Company's 1994 Equity Incentive Plan (the "1994 Plan") was adopted by the Board of Directors in January 1994 and approved by the shareholders in February 1994. A total of 582,685 shares of Common Stock were initially reserved for issuance under the 1994 Plan and a predecessor plan, the Company's 1992 Stock Option Plan (the "1992 Plan"). In May 1995, April 1996, June 1997 and June 1998, the shareholders of the Company approved the adoption of amendments to the 1994 Plan to increase the aggregate number of shares authorized for issuance thereunder by 246,887 shares, 507,143 shares, 1,000,000 shares and 1,500,000 shares, respectively, bringing the total number of shares reserved under the 1994 Plan to 3,836,715 shares of Common Stock. As of April 30, 2000, options to purchase 510,222 shares have been exercised, ten-year options to purchase 2,815,605 shares were granted and outstanding, 243,903 restricted shares were awarded, subject to vesting, and options to purchase 266,985 shares of Common Stock remained available for future grants under the 1994 Plan.

  The 1994 Plan supersedes the 1992 Plan, pursuant to which the Board of Directors was authorized to issue incentive stock options and nonstatutory stock options upon terms and conditions similar to the 1994 Plan. Options granted under the 1992 Plan continue to be governed by the terms of the 1992 Plan. The number of shares available for future grants under the 1994 Plan will be increased by the number of shares of Common Stock for which options granted under the 1992 Plan expire, terminate, or are canceled.

Proposed Amendment to the 1994 Plan

  On May 8, 2000, the Board of Directors approved, subject to approval by the shareholders of the Company, an amendment to the 1994 Plan that increases the maximum number of shares issuable under the 1994 Plan by an additional 1,100,000 shares (representing approximately 4.5% of the number of shares of Common Stock issued and outstanding as of April 30, 2000) to a total of 4,936,715 shares. Currently, options for a total of 3,836,715 shares may be issued under the 1994 Plan. Of these shares, 266,985 shares remain currently available for future option grants. If the shareholders do not approve the increase, then the maximum number of shares issuable under the 1994 Plan will remain at 3,836,715 with 266,985 shares available for future option grants. The purpose of the proposed increase is to provide sufficient shares for future option grants to new and existing officers, key employees, non-employee Directors and consultants of the Company. The Board of Directors believes that the Company should have shares available under the 1994 Plan to provide options to certain of its prospective and existing officers, key employees, non-employee Directors and consultants. The Board of Directors believes that the Company and its shareholders significantly benefit from having the Company's key management, scientific employees and consultants receive options to purchase the Company's Common Stock, and that the opportunity thus afforded these employees and consultants to acquire Common Stock is an essential element of an effective management incentive program. The Board of Directors also believes that stock options are very valuable in attracting and retaining highly qualified management and scientific personnel and in providing additional motivation to these individuals to use their best efforts on behalf of the Company.

Vote Required

  The affirmative vote of a majority of the outstanding shares of Voting Stock present in person or represented by proxy entitled to vote at the Annual Meeting will be required to approve the proposed amendment to the 1994 Plan. Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies for approval of the proposed amendment to the 1994 Plan.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE PROPOSED AMENDMENT TO THE 1994 PLAN.

  The 1994 Plan provides for (a) the grant of incentive stock options, nonstatutory stock options and stock appreciation rights, (b) the award of stock bonuses, (c) the sale of stock, and (d) any other equity-based or equity-related awards which the plan administrator determines to be consistent with the purpose of the 1994 Plan and the interests of the Company. The 1994 Plan also provides for the automatic grant of nonstatutory options to non-employee Directors pursuant to the formula described below. The terms and provisions of the 1994 Plan, as amended, are summarized more fully below. This summary, however, does not purport to be a complete exposition of all the provisions of the 1994 Plan. A copy of the 1994 Plan will be furnished by the Company to any shareholder upon written request to the Investor Relations Department of the Company at the Company's principal offices in Seattle, Washington.

Eligibility

  The 1994 Plan authorizes the granting of awards to (a) selected employees, officers and Directors of the Company or any parent or subsidiary of the Company, and (b) selected non-employee agents, consultants, advisors and independent contractors of the Company or any parent or subsidiary. Directors who are not employees of the Company shall receive automatic nonstatutory stock option grants under the 1994 Plan, as described below, and will also be eligible to receive other awards under the 1994 Plan. All persons selected by the plan administrator to receive awards under the 1994 Plan must be individuals that the plan administrator believes have made or will make an important contribution to the Company.

  As of April 30, 2000, approximately 102 employees (including six executive officers), 17 consultants and six non-employee Directors were eligible to participate in the 1994 Plan.

Automatic Grants to Non-Employee Directors

  Under the 1994 Plan, each non-employee Director is automatically granted a fully vested nonstatutory stock option to purchase 2,858 shares of Common Stock upon his or her election to the Board of Directors for the first time. In addition, each non-employee Director is automatically granted a fully vested nonstatutory stock option to purchase 1,905 shares of Common Stock on each anniversary of his or her immediately preceding election to the Board of Directors. The exercise price of such options is 100% of the fair market value of the shares of Common Stock on the date of grant. Each such option will have a ten-year term from the date of grant, unless earlier terminated upon termination of a non-employee Director's service with the Company. See "-- Stock Options."

  Shareholder approval of Proposal 2 will also constitute pre-approval of each automatic option grant made to the non-employee Directors on or after the date of the 2000 Annual Meeting pursuant to such provisions of the 1994 Plan and the subsequent exercise of that option in accordance with such provisions.

Number of Shares Covered by the 1994 Plan

  3,836,715 shares of Common Stock have been reserved for issuance under the 1994 Plan. If the shareholders approve the adoption of the amendment to the 1994 Plan, a total of 4,936,715 shares of Common Stock (representing approximately 20.3% of the total number of shares of Common Stock issued and outstanding as of April 30, 2000) will have been reserved for grant under the 1994 Plan, of which 3,059,508 shares are subject to outstanding options and restricted share awards, and 1,366,985 shares would be available for future grants. If an option or a stock appreciation right granted under the 1994 Plan expires, terminates or is canceled, the unissued shares subject to such option or stock appreciation right shall again be available for issuance under the 1994 Plan, and if shares sold under the 1994 Plan are forfeited to the Company or are repurchased by the Company at the issue price paid per share, the number of shares forfeited or repurchased shall again be available for issuance under the 1994 Plan.

  In no event may any one participant in the 1994 Plan be granted stock options, separately exercisable stock appreciation rights and direct stock awards for more than 383,671 shares in the aggregate per calendar year under the 1994 Plan.

Administration

  The 1994 Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee may promulgate rules and regulations for the operation of the 1994 Plan, interprets the 1994 Plan and related agreements and generally supervises the administration of the 1994 Plan. The Committee determines the persons to whom awards will be made under the 1994 Plan, the amount of the awards, and the other terms and conditions of the awards. The Committee may also advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction with respect to an award, or give an employee an election to surrender an existing award in exchange for the grant of a new award.

Term of 1994 Plan

  The 1994 Plan was approved by the Board of Directors of the Company on January 7, 1994, and will terminate upon the earlier of (i) the date that all shares available for issuance under the 1994 Plan have been issued and all restrictions on such shares have lapsed or (ii) January 1, 2004. The Company's Board of Directors has the power to suspend, terminate, modify or amend the 1994 Plan at any time.

Stock Options

  The Committee may grant stock options under the 1994 Plan. The Committee will determine the persons to whom options will be granted, the exercise price of each option, the number of shares to be covered by each option, the period of each option, the times at which each option may be exercised, and whether each option is an incentive stock option or a nonstatutory stock option. Options granted under the 1994 Plan must have exercise prices that are not less than 100% of the fair market value of the underlying shares on the date of grant. However, if an optionee of an incentive stock option at the time of grant possesses more than 10% of the combined voting power of all classes of the Company's stock (a "10% Shareholder"), the exercise price may not be less than 110% of the fair market value of the underlying shares on the date of grant.

  Options may be granted under the 1994 Plan for varying periods established at the time of grant (not to exceed ten years from the date of grant for incentive stock options, or five years from the date of grant for incentive stock options granted to any 10% Shareholder). During the optionee's lifetime, the option is generally exercisable only by the optionee and may not be assigned or transferred other than by will or the laws of inheritance following the optionee's death. The Committee may, however, allow nonstatutory options to be transferred or assigned during the optionee's lifetime to one or more family members or a trust established exclusively for such family members, to the extent such transfer or assignment is in furtherance of the optionee's estate plan. Options will be exercisable in accordance with the terms of an option agreement entered into at the time of the grant. In the event of the death or other termination of an optionee's employment or service with the Company, the 1994 Plan provides that the optionee's options may be exercised for specified periods thereafter (one year in the case of termination by reason of death or disability and three months in the case of termination for any other reason). The 1994 Plan also provides that upon any termination of employment or service, the Committee may extend the exercise period for any option up to the expiration date of the option and may increase the portion of the option that is exercisable. The 1994 Plan does not allow options to be exercised after their expiration date.

  The purchase price for shares of Common Stock purchased on exercise of options granted under the 1994 Plan must be paid in cash, including cash that may be the proceeds of a loan from the Company or, with the consent of the Committee, in whole or in part in shares of Common Stock of the Company. With the consent of the Committee, an optionee may request the Company to apply the shares to be received on exercise of a portion of an option to satisfy the exercise price for additional portions of the option.

Stock Appreciation Rights

  The Committee may grant stock appreciation rights ("SARs") to employees under the 1994 Plan. SARs may, but need not, be granted in connection with an option. A SAR gives the holder the right to payment from the Company of an amount equal in value to the excess of the fair market value on the date of exercise of one share over its fair market value on the date of grant (or, if granted in connection with an option, the exercise price per share under the option to which the SAR relates), multiplied by the number of shares covered by the portion of the SAR or option that is surrendered. An employee will not pay the Company any cash consideration upon either the grant or exercise of a SAR, except for tax withholding amounts upon exercise.

  A SAR is exercisable only at the time or times established by the Committee. If a SAR is granted in connection with an option, it is exercisable only to the extent and on the same conditions that the related option is exercisable. Payment by the Company upon exercise of a SAR may be made in shares valued at fair market value, or in cash, or partly in shares and partly in cash, as determined by the Committee. The Committee may withdraw any SAR at any time and may impose any conditions upon the exercise of a SAR or adopt rules and regulations from time to time affecting the rights of holders of SARs.

  The existence of any exercisable SARs will require the Company to make periodic charges against the Company's income to the extent of the amount of appreciation, if any, in the market value of the shares over the exercise price of shares subject to such SARs.

Stock Bonuses

  The Committee may award shares of Common Stock as stock bonuses under the 1994 Plan. The Committee will determine the persons to receive stock bonuses, the number of shares to be awarded and the time of the award. No cash consideration (other than tax withholding amounts) will be paid by persons in connection with stock bonuses. Shares received as a stock bonus may be subject to terms, conditions and restrictions as determined by the Committee.

Stock Purchases

  The Committee may authorize the sale of shares of the Company's Common Stock under the 1994 Plan to eligible individuals in the Company's service, but in no event may the price payable per share be less than 75% of the fair market value of the shares at the time of issuance. The issued shares will be subject to such terms, conditions and limitations as the Committee deems appropriate. Such limitations may include restrictions on the transferability of the shares and the implementation of a vesting schedule pursuant to which the issued shares will be subject to forfeiture or repurchase by the Company, at the issue price paid per share, should the recipient leave the employ or service of the Company prior to vesting in those shares.

Changes in Capital Structure

  If any recapitalization, reclassification, stock split, combination of shares or stock dividend causes the outstanding shares of the Company's Common Stock to increase or decrease or to be changed into a different number or kind of securities of the Company or any other corporation, the Committee shall make appropriate adjustments in (i) the number and kind of securities available for awards under the 1994 Plan, (ii) the number and kind of securities as to which outstanding options and SARs shall be exercisable, such that the participant's proportionate interest before and after the event is maintained, (iii) the maximum number and kind of securities for which any one participant may be granted options, SARs and direct stock awards under the 1994 Plan per calendar year and (iv) the number and kind of securities for which stock options will automatically be granted to newly elected or continuing non-employee Directors. Appropriate adjustments will also be made to the exercise price then in effect under outstanding options or SARs.

Effect of Reorganization of Liquidation

  The 1994 Plan provides for automatic acceleration of the vesting of options and SARs granted under the 1994 Plan if a merger, consolidation, reorganization, plan of exchange or liquidation results in the Company's shareholders receiving cash, stock or other property in exchange for their shares, except as specified in the following paragraph. Option holders will have the right during the thirty (30) day period immediately prior to any such event to exercise their options or SARs without any limitation on exercisability.

  The 1994 Plan provides that, if the Company's shareholders receive stock of another corporation in exchange for shares of the Company in any merger, consolidation, reorganization or plan of exchange, all options granted under the 1994 Plan will be converted into options to purchase shares of the stock of the other corporation and all SARs will be converted into SARs measured by the stock of the other corporation. Under the

1994 Plan the Committee may, in its discretion, accelerate the vesting of options and SARs in lieu of their conversion, in which event holders would have a thirty (30) day period prior to such event to exercise their options or SARs, as provided above. In addition, the 1994 Plan allows the Committee to accelerate the vesting of the options and SARs granted under the 1994 Plan upon the occurrence of a "Change in Control." A "Change in Control" is defined as (a) the acquisition, directly or indirectly, by any individual, entity or group (within the meaning of Section 13(d) or 14(d)(2) of the Securities Exchange Act of 1934 (the "1934 Act")), of beneficial ownership (within the meaning of Rule 13d-3 under the 1934 Act) of securities representing 50.1% or more of either the then outstanding shares of Common Stock or the combined voting power in the election of Directors of the then outstanding voting securities of the Company, (b) individuals who, as of the effective date of the Plan, constitute the Board of Directors (the "Incumbent Board") (including any individual whose subsequent election or nomination was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board) cease for any reason to constitute at least a majority of the Board of Directors, or (c) approval by the shareholders of the Company of certain reorganizations, mergers or consolidations, or of certain liquidations, dissolutions or dispositions of all or substantially all of the assets of the Company.

  The Committee may make awards under the 1994 Plan that have terms and conditions that vary from those specified in the 1994 Plan when such awards are granted in substitution for, or in connection with the assumption of, existing awards made by another corporation and assumed or otherwise agreed to be provided for by the Company in connection with a corporate merger or other similar transaction to which the Company or an affiliated Company is a party.

  The Committee may also specify the terms and provisions of other equity-based or equity-related awards not described in the 1994 Plan which the Committee determines to be consistent with the purpose of the 1994 Plan and the interests of the Company.

Certain Federal Income Tax Considerations

 Incentive Stock Options

  Certain options authorized to be granted under the 1994 Plan are intended to qualify as "incentive stock options" for Federal income tax purposes. Under United States Federal income tax law in effect as of the date of this Proxy Statement, an optionee will recognize no income upon grant or exercise of an incentive stock option. At the time of exercise, however, the difference between the exercise price and the fair market value constitutes a tax preference item which may have Alternative Minimum Tax consequences for the optionee. If an employee exercises an incentive stock option and does not dispose of any of the shares thereby acquired within two years following the date of grant and within one year following the date of exercise, capital gain or loss will be realized upon the subsequent disposition of the shares. If an employee disposes of shares acquired upon exercise of an incentive stock option before the expiration of either the two-year or the one-year holding period specified in the foregoing sentence (a "disqualifying disposition"), the employee will realize ordinary income in an amount equal to the lesser of
(a) the excess of the fair market value of the shares on the date of exercise over the option price or (b) the excess of the fair market value of the shares on the date of disposition over the option price. Any loss or additional gain realized upon the disqualifying disposition will constitute capital loss or gain. In general, the Company will not be allowed any deduction for Federal income tax purposes at either the time of grant or the time of exercise of an incentive stock option or when the shares thereby acquired are disposed of. Upon any disqualifying disposition by an employee, however, the Company will be entitled to a deduction to the extent the employee realizes ordinary income.

 Nonstatutory Stock Options

  Certain options authorized to be granted under the 1994 Plan will be treated as "nonstatutory stock options" for United States Federal income tax purposes. Under Federal income tax law in effect as of the date of this Proxy Statement, no income is realized by the holder of a nonstatutory stock option until the option is exercised. At the time of exercise, the optionee will realize income, and the Company may be entitled to a deduction, in the amount by which the fair market value of the shares subject to the option at the time of exercise exceeds the exercise price. Upon the sale of shares acquired upon exercise of a nonstatutory stock option, the employee will realize capital gain or loss equal to the difference between the amount realized from the sale and the employee's basis in the shares (i.e., the exercise price plus the amount of income recognized on exercise of the option).

 Bonus Shares and Shares Sold Outright Under the 1994 Plan

  Bonus shares awarded under the 1994 Plan and shares sold outright under the 1994 Plan, which are transferable or not subject to a substantial risk of forfeiture, will be taxable as ordinary income equal to the excess of the fair market value of the shares received (determined as of the date of settlement) over the amount, if any, paid for the shares by the participant. The Company will be entitled to a tax deduction in the same amount.

  In the case of shares that are not transferable and are subject to a substantial risk of forfeiture on the date of issuance, the participant will generally recognize ordinary income equal to the excess of the fair market value of the shares (determined as of the date on which the shares either become transferable or are not subject to a substantial risk of forfeiture) over the amount, if any, paid for the shares. The Company will be entitled to a tax deduction in the same amount. A participant may elect to recognize income when the shares are received, rather than upon the expiration of the transfer restriction or risk of forfeiture, and, in such event, the amount of ordinary income will be determined as of the date of issuance rather than upon expiration of the applicable restriction. The Company's tax deduction if any will be determined at the same time.

Participation in the 1994 Plan

  The ten-year options to purchase 2,815,605 shares of Common Stock which are outstanding pursuant to the 1994 Plan and the 1992 Plan were granted to 126 employees, consultants and non-employee Directors and generally vest in equal annual installments on the first three or four anniversaries of the date of grant. The exercise prices of such options range from $2.00 to $24.81, with an average weighted exercise price of $3.73. In addition, restricted share awards covering 243,903 shares of Common Stock were granted to 22 employees, and vest on the third anniversary of the date of grant.

Stock Options and Awards

  The table below shows, as to each executive officer of the Company named in the Summary Compensation Table herein and the various indicated individuals and groups, the number of shares of Common Stock subject to options and restricted shares granted under the 1994 Plan between January 1, 1999 and April 30, 2000, together with the weighted average exercise price payable per share.

                                                    Number of
                                                    Option and Weighted Average
                                                    Restricted  Exercise Price
Name and Position                                   Shares (#)       ($)
-----------------                                   ---------- ----------------
James A. Bianco, M.D...............................  135,394        $2.26
Jack W. Singer, M.D. ..............................   61,243         2.00
Louis A. Bianco....................................   52,712         2.03
Robert A. Lewis, M.D...............................   77,225         2.18
Edward F. Kenney...................................  153,382         3.10
All current executive officers as a group (six
 persons)..........................................  528,903         2.44
All Directors (other than executive officers) as a
 group (six persons)...............................   20,955         8.50
All employees, including current officers who are
 not executive officers, as a group (144 persons)..  922,560         4.72

New Plan Benefits

  As of the date of this Proxy Statement, no awards have been made under the 1994 Plan on the basis of the share increase which forms Proposal 2. The number and type of awards to be granted under the 1994 Plan to any particular individual cannot be determined as of such date, except for the options that will automatically be granted to certain non-employee Directors as described above.

                                PROPOSAL 3
             RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2000, and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements since 1992. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

  In the event the shareholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its shareholders. The affirmative vote of a majority of the shares of Voting Stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions and broker non-votes will not be counted toward the total.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

                              Executive Officers

  The following table sets forth certain information with respect to the executive officers of cti:

                         Age as
                           of
Name                     5/31/00                         Position
----                     -------                         --------
James A. Bianco, M.D....    43   President, Chief Executive Officer
Jack W. Singer, M.D.....    57   Executive Vice President, Research Program Chairman
Louis A. Bianco.........    47   Executive Vice President, Finance and Administration
Robert A. Lewis, M.D....    55   Executive Vice President, Chief Scientific Officer
Susan O. Moore..........    51   Executive Vice President, Corporate Resource Development
Edward F. Kenney........    55   Executive Vice President, Chief Operating Officer

  See Proposal 1 for biographical information concerning Drs. Bianco and Singer.

  Mr. Bianco is a founder of cti and has been cti's Executive Vice President, Finance and Administration since February 1, 1992, and was a Director of cti from the Company's inception in September 1991 to April 1992 and from April 1993 to April 1995. From January 1989 through January 1992, Mr. Bianco was a Vice President at Deutsche Bank Capital Corporation in charge of risk management. Mr. Bianco is a Certified Public Accountant and received his M.B.A. from New York University. Mr. Bianco and Dr. Bianco are brothers.

  Dr. Lewis has been cti's Executive Vice President, Chief Scientific Officer since April 1996. From September 1994 to May 1995, Dr. Lewis was Senior Vice President and Director, Preclinical Research and Development at Syntex-Roche ("Syntex"). From February 1986 to February 1992, he held various Senior and Executive Vice Presidential offices at Syntex. While at Syntex, he held associate professorships at Stanford University and at the University of California, San Francisco, where he also held an adjunct professorship from 1992 to 1994. Prior to joining Syntex, Dr. Lewis was an Associate Professor of Medicine at Harvard Medical School. Dr. Lewis received his B.S. degree in chemistry from Yale University and his M.D. from the University of Rochester.

  Ms. Moore has been cti's Executive Vice President, Corporate Resource Development since January 1999, responsible for Corporate Communications and Human Resource Development, and served as Executive Vice President, Human Resource Development from July 1995 to December 1998. From March 1993 to July 1995, Ms. Moore was cti's Vice President of Human Resources. Prior to joining cti, Ms. Moore was self-employed as a compensation consultant. From 1991 to December 1992, Ms. Moore was the Director of Human Resources at ICOS Corporation, a biotechnology company. From 1984 to 1990, Ms. Moore served as Program Manager for Software Engineering Digital Equipment Corporation.

  Mr. Kenney has been cti's Executive Vice President, Chief Operating Officer since January 1999. From February 1997 to September 1998 he was Vice President of Marketing and Sales at CellPro Incorporated. From 1987 to 1996 he served in various sales, marketing and business development positions at Cetus Corporation and Chiron Corporation, which merged in 1991. From 1991 to 1996, Mr. Kenney was a marketing manager in the cardiovascular therapy area at Boehringer Ingelheim, and from 1978 to 1986, he served in various sales, marketing and business development capacities at Bristol-Myers Corporation. Mr. Kenney earned a M.S. degree in Natural Resources from Ohio State University.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Executive officers, Directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company prepares Section 16(a) forms on behalf of its executive officers and Directors based on the information provided by them.

  Based solely on review of this information, or written representations from reporting persons that no other reports were required, the Company believes that, during the 1999 fiscal year, all Section 16(a) filing requirements applicable to its executive officers, Directors and greater than ten percent beneficial owners were complied with, other than the filings of Form 5, which were filed late by the Company in May 2000, for the following executive officers and Directors: James A. Bianco, Louis A. Bianco, Jack L. Bowman, Jeremy L. Curnock Cook, Wilfred E. Jaeger, Edward F. Kenney, Robert A. Lewis, Max E. Link, Susan O. Moore, Mary O'Neil Mundinger, Phillip M. Nudelman, and Jack W. Singer.

Compensation of Executive Officers

  The following table sets forth all compensation earned in the years ended December 31, 1997, 1998 and 1999 by the Company's Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers at December 31, 1999 (collectively, the "Named Executive Officers"):

                          Summary Compensation Table

                                                                      Long-Term
                                   Annual compensation           Compensation Awards
                              ------------------------------    ---------------------
                                                     Other
                                                    Annual      Restricted Securities
                                                   Compensa-      Stock    Underlying
   Name and Principal                                tion         Awards    Options        All Other
        Position         Year Salary ($) Bonus ($)  ($)(1)        ($)(4)     (#)(2)     Compensation ($)
   ------------------    ---- ---------- --------- ---------    ---------- ----------   ----------------
James A. Bianco, M.D.... 1999  433,224     50,000   101,885(3)   108,412    100,000         141,397(5)
 President and Chief     1998  433,224     30,000    89,096(6)       --     403,672(7)      139,917(8)
 Executive Officer       1997  393,840    120,000    88,426(9)       --      80,000         294,319(10)

Jack W. Singer, M.D..... 1999  260,016        --      4,850(11)   65,067     40,000          11,655(12)
 Executive Vice
  President,             1998  260,016        --      3,725(11)      --     122,031(7)       11,655(12)
 Research Program
  Chairman               1997  251,898     60,000     3,821(11)      --      27,500          11,655(12)

Louis A. Bianco......... 1999  300,120        --      7,210(13)   54,252     35,000          10,428(14)
 Executive Vice
  President,             1998  300,120        --      4,150(13)      --     126,531(7)       72,517(15)
 Finance and
  Administration         1997  300,120        --      3,639(13)      --      15,000          96,109(16)

Robert A. Lewis, M.D.... 1999  272,040        --      3,796(11)   68,075     55,000             --
 Executive Vice
  President,             1998  272,040        --      3,476(11)      --     142,145(7)          --
 Chief Scientific
  Officer                1997  262,032     40,000     2,741(11)      --      20,000             --

Edward F. Kenney........ 1999  211,442        --      3,100(11)   56,304    135,000             --
 Executive Vice
  President,             1998      --         --        --           --         --              --
 Chief Operating Officer 1997      --         --        --           --         --              --

--------
 (1) Other annual compensation in the form of perquisites and other personal benefits has been omitted where the aggregate amount of such perquisites and other personal benefits constituted the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for the applicable year.
 (2) None of the Named Executive Officers held any Stock Appreciation Rights.
 (3) Other annual compensation for Dr. Bianco includes payments totaling $101,885 to cover Dr. Bianco's estimated tax liabilities with respect to
     (i) certain perquisites, and (ii) the life insurance premium payment and loan forgiveness described in Note 5.
 (4) All restricted stock grants were made on December 22, 1999 under the 1994 Equity Incentive Plan. The aggregate number of shares held by the Named Executive Officers at the end of 1999 (and their market value as of December 22, 1999) were: Dr. Bianco, 35,394 ($108,412); Dr. Singer,
     21,243 ($65,067); Mr. Bianco, 17,712 ($54,252); Dr. Lewis, 22,225
     ($68,075); and Mr. Kenney, 18,382 ($56,304). All of these grants vest
     100% on the third anniversary of the grant date.
 (5) All other compensation for Dr. Bianco includes the following: (i) reimbursement of long-term disability insurance premiums of $9,461, (ii) a premium payment of $40,000 for life insurance required by the terms of Dr. Bianco's employment, (iii) loan forgiveness of $88,036 pursuant to the terms of Dr. Bianco's employment agreement, and (iv) travel and expense reimbursements totaling $3,900.
 (6) Other annual compensation for Dr. Bianco includes payments totaling
     $89,096 to cover Dr. Bianco's estimated tax liabilities with respect to
     (i) certain perquisites, and (ii) the life insurance premium payment and loan forgiveness described in Note 8.
 (7) In July 1998, the Board of Directors approved the repricing of outstanding options to $2.906 per share by exchanging such outstanding options for new ten-year options. The terms of the exchange also included a one-year blackout period on the exercise of the repriced options that expired on July 31, 1999. All other terms and conditions of the options remained unchanged. Grants for the year ended December 31, 1998, include options that were initially granted in prior years and have been repriced and exchanged for new options in 1998 as follows: Dr. Bianco, 303,672 options were repriced and exchanged; Dr. Singer, 77,031 options were repriced and exchanged; Mr. Bianco, 91,531 options were repriced and exchanged; and Dr. Lewis, 87,145 options were repriced and exchanged.
 (8) All other compensation for Dr. Bianco includes the following: (i) reimbursement of long-term disability insurance premiums of $8,736, (ii) a premium payment of $40,000 for life insurance required by the terms of Dr. Bianco's employment, (iii) loan forgiveness of $84,309 pursuant to the terms of Dr. Bianco's employment agreement, and (iv) travel and expense reimbursements totaling $6,872.
 (9) Other annual compensation for Dr. Bianco includes payments totaling
     $88,426 to cover Dr. Bianco's estimated tax liabilities with respect to
     (i) certain perquisites, and (ii) the life insurance premium payment and loan forgiveness described in Note 10.
(10) All other compensation for Dr. Bianco includes the following: (i) payments aggregating $164,636 for unused sick and vacation leave accrued by Dr. Bianco between 1992 and 1996, pursuant to the terms of his employment agreement then in effect, (ii) reimbursement of long-term disability insurance premiums of $8,737, (iii) a premium payment of $40,000 for life insurance required by the terms of Dr. Bianco's employment agreement, and (iv) loan forgiveness of $80,946 pursuant to the terms of Dr. Bianco's current employment agreement. See "--Employment Agreements."
(11) Other annual compensation includes payments to cover estimated tax liabilities with respect to certain perquisites.
(12) All other compensation for Dr. Singer includes reimbursement for long-term disability insurance premiums of $11,655 in 1997, 1998 and 1999.
(13) Other annual compensation for Mr. Bianco includes payments to cover estimated tax liabilities with respect to (i) certain perquisites, and
     (ii) the life insurance premium payment.
(14) All other compensation for Mr. Bianco includes the following: (i) reimbursement for long-term disability insurance premiums of $8,499, and
     (ii) a premium payment of $1,929 for life insurance.
(15) All other compensation for Mr. Bianco includes the following: (i) reimbursement for long-term disability insurance premiums of $8,442, (ii) a premium payment of $1,674 for life insurance, and (iii) payments aggregating $62,401 for unused sick and vacation leave accrued by Mr. Bianco during 1997, pursuant to the terms of his employment agreement then in effect.
(16) All other compensation for Mr. Bianco includes the following: (i) payments aggregating $86,210 for unused vacation leave accrued by Mr. Bianco between 1992 and 1996, pursuant to the terms of his employment agreement then in effect, (ii) reimbursement for long-term disability insurance premiums of $8,474, and (iii) a premium payment of $1,425 for life insurance.

  The following table sets forth for each of the Named Executive Officers the number of options granted during the year ended December 31, 1999 and the potential realizable value of such grants. No stock appreciation rights were granted to such individuals for the 1999 fiscal year.

                      Options Granted in Last Fiscal Year

                                     Individual Grants
                         ------------------------------------------
                                                                        Potential
                                                                    Realizable Value
                                                                    at Assumed Annual
                                    % of Total                       Rates of Stock
                         Number of   Options                              Price
                         Securities Granted to                      Appreciation for
                         Underlying Employees  Exercise              Option Term(3)
                          Options   in Fiscal    Price   Expiration -----------------
   Name                  Granted(1)  Year (%)  ($/Sh)(2)    Date     5% ($)  10% ($)
   ----                  ---------- ---------- --------- ---------- -------- --------
James A. Bianco, M.D....  100,000      9.0%      $3.06    12/22/09  $192,630 $488,163

Jack W. Singer, M.D.....   40,000      3.6        3.06    12/22/09    77,052  195,265

Louis A. Bianco.........   35,000      3.2        3.06    12/22/09    67,421  170,857

Robert A. Lewis, M.D....   55,000      5.0        3.06    12/22/09   105,947  268,490

Edward F. Kenney........  100,000      9.0        3.69     1/13/09   231,905  587,693
                           35,000      3.2        3.06    12/22/09    67,421  170,857

--------
(1) Options were granted under the 1994 Equity Incentive Plan (the "1994
    Plan").
(2) Stock options were granted at an exercise price equal to 100% of the estimated fair value of the Common Stock, as determined by the Board of Directors on the date of grant, pursuant to the terms of the 1994 Plan.
(3) Potential realizable value is based on the assumption that the Common Stock appreciates at the annual rates shown (compounded annually) from the date of grant until the expiration of the option term. These assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. There can be no assurance that any of the values reflected in this table will be achieved.

  The following table sets forth for each of the Named Executive Officers, the fiscal year-end number and value of unexercised options. No options or stock appreciation rights were exercised by any of the Named Executive Officers during 1999, and none of the Named Executive offices held any stock appreciation rights at the end of the 1999 fiscal year.

 Aggregated Option Exercises in Latest Fiscal Year and Fiscal Year-End Option
                                    Values

                               Number of Securities
                              Underlying Unexercised     Value of Unexercised
                              Options at Fiscal Year-   In-the-Money Options at
                                      End (#)           Fiscal Year-End ($)(1)
                             ------------------------- -------------------------
   Name                      Exercisable Unexercisable Exercisable Unexercisable
   ----                      ----------- ------------- ----------- -------------
James A. Bianco, M.D........   310,340      193,332    $1,268,432    $771,601
Jack W. Singer, M.D.........    82,865       79,166       338,304     315,936
Louis A. Bianco.............    98,198       63,333       401,288     252,320
Robert A. Lewis, M.D........    98,813       98,332       403,385     391,626
Edward F. Kenney............       --       135,000           --      469,045

--------
(1) This amount is the aggregate number of in-the-money options multiplied by the difference between the last reported sale price of the Common Stock on the Nasdaq National Market on December 31, 1999 and the exercise price for that option.

Ten-Year Option Repricings

  As discussed in the Report of the Compensation Committee below, in 1998 the Company implemented a special option repricing program for all of its employees, including executive officers and Directors, holding stock options with an exercise price per share in excess of the fair market value of the Company's Common Stock on the repricing date. The repricing occurred on July 31, 1998, and a number of outstanding options with an exercise price in excess of $2.906 per share were exchanged for new options exercisable for the same aggregate number of shares at an exercise price of $2.906 per share.

  The following table sets forth information with respect to all repricings of options held by each Named Executive Officer since the Company became a reporting company pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended. None of the Named Executive Officers hold any SARs.

                          Ten-Year Option Repricings

                                                                             Length of
                                                                              Original
                                   Number of   Market                          Option
                                   Securities Price of  Exercise           Term Remaining
                                   Underlying Stock At  Price At    New      At Date of
                          Date of   Options    Time Of   Time Of  Exercise   Repricing
   Name and Position     Repricing  Repriced  Repricing Repricing  Price       (Yrs.)
   -----------------     --------- ---------- --------- --------- -------- --------------
James A. Bianco, M.D....  7/31/98    57,858    $2.906    $11.725   $2.906       4.15
 President, Chief
  Executive               7/31/98     1,527     2.906     11.725    2.906       6.72
 Officer and Director     7/31/98    78,572     2.906     11.725    2.906       7.35
                          7/31/98    85,715     2.906     11.725    2.906       8.30
                          7/31/98    80,000     2.906     16.063    2.906       9.36

Jack W. Singer, M.D.....  7/31/98    12,858     2.906     11.725    2.906       4.15
 Executive Vice
  President,              7/31/98       958     2.906     11.725    2.906       6.72
 Research Program
  Chairman                7/31/98     7,143     2.906     11.725    2.906       7.35
 and Director             7/31/98    28,572     2.906     11.725    2.906       8.27
                          7/31/98    27,500     2.906     16.063    2.906       9.36

Louis A. Bianco.........  7/31/98    19,287     2.906     11.725    2.906       4.15
 Executive Vice
  President,              7/31/98    17,145     2.906     11.725    2.906       5.39
 Finance and
  Administration          7/31/98     1,527     2.906     11.725    2.906       6.72
                          7/31/98    17,143     2.906     11.725    2.906       7.35
                          7/31/98    21,429     2.906     11.725    2.906       8.27
                          7/31/98    15,000     2.906     16.063    2.906       9.36

Robert A. Lewis, M.D....  7/31/98    45,716     2.906     11.725    2.906       7.66
 Executive Vice
  President,              7/31/98    21,429     2.906     11.725    2.906       8.27
 Chief Scientific
  Officer                 7/31/98    20,000     2.906     16.063    2.906       9.36

Edward F. Kenney........  7/31/98        --        --         --       --         --
 Executive Vice
  President,              7/31/98        --        --         --       --         --
 Chief Operating Officer  7/31/98        --        --         --       --         --

Employment Agreements

  Dr. Bianco, President and Chief Executive Officer, entered into an employment agreement with cti effective December 17, 1996. The agreement, originally in effect until December 31, 1999, has been extended with all the terms and conditions of the current employment contract, until contract negotiations with the Compensation Committee of the Board of Directors have been concluded. The agreement provides that, in the event that cti terminates Dr. Bianco's employment without cause or Dr. Bianco terminates his employment for cause: (1) cti at such time shall pay Dr. Bianco an amount equal to twenty-four months' base salary, (2) all of Dr. Bianco's stock options in cti shall immediately become vested, and (3) cti shall continue to provide certain benefits through the term of the agreement. The agreement also provides for the forgiveness of certain indebtedness of Dr. Bianco to cti over the term of the agreement. See "--Certain Relationships and Related Transactions". In addition, the agreement provides that Dr. Bianco is entitled to four weeks of paid vacation per year and that any unused vacation time shall be paid in cash upon the termination of Dr. Bianco's employment for any reason or at such earlier time as required to avoid forfeiture of accrued but unused vacation time. The employment agreement restricts Dr. Bianco from competing with cti for the term of the agreement and for two years after termination of his employment with cti, unless cti shall have terminated Dr. Bianco's employment without cause or Dr. Bianco shall have terminated his employment for cause. The agreement also provides that, in the event a Change in Ownership (as defined in the employment agreement) occurs, then all of Dr. Bianco's stock options shall immediately become vested.

  Each of Jack W. Singer, Louis A. Bianco, Robert A. Lewis and Edward F. Kenney has entered into a severance agreement with cti effective November 21, 1997, February 1, 1998, January 7, 1998 and January 25, 1999, respectively. The agreements provide that, in the event any of the foregoing Named Executive Officers is terminated by cti without cause or resigns for good reason: (1) cti shall pay his base salary for one year from the severance date (2) cti shall pay his accrued but unused vacation through the severance date, (3) cti shall continue to pay his benefits for one year from the severance date, and
(4) all of his stock options shall become immediately vested. Inventions and proprietary information agreements restrict each of Drs. Singer and Lewis from competing with cti for two years after the termination of his employment with cti.

Compensation Committee Report on Executive Compensation

  The Compensation Committee of the Board of Directors (the "Committee") is composed of Directors who are not employees of the Company. The Committee is responsible for establishing and administering the Company's executive compensation arrangements, including the compensation of the Chief Executive Officer and the other executive officers and key employees of the Company, subject to ratification by the Board. The Committee also administers the 1994 Equity Incentive Plan (the "1994 Plan") and the 1996 Employee Stock Purchase Plan and makes all stock option grants under the 1994 Plan to the Company's executive officers.

                          General Compensation Policy

  The Company operates in the extremely competitive and rapidly changing biotechnology industry. The Committee believes that the compensation programs for executive officers of the Company should be designed to attract, retain and motivate talented executives responsible for the success of the Company and should be determined within a competitive framework and based on the achievement of strategic corporate objectives and individual performance and teamwork. Within this overall philosophy, the Committee's objectives are to:

  . Offer a total compensation program that takes into consideration the compensation practices of a specifically identified peer group of companies with which the Company competes for executive talent.

  . Integrate each executive officer's compensation package with annual and long-term corporate objectives and focus the officer's attention on the attainment of those objectives.

  . Encourage the creation of shareholder value through the achievement of strategic corporate objectives.

  . Provide annual variable incentive awards that take into account the Company's performance relative to corporate objectives and the individual executive officer's contributions.

  . Align the financial interests of executive officers with those of shareholders by providing significant equity-based, long-term incentives.

                      Compensation Components and Process

  The Committee has developed a compensation policy which is designed to attract and retain qualified key executive officers critical to the Company's success. In developing this policy, the Committee has concluded that it is not appropriate to base a significant percentage of the compensation payable to the executive officers upon traditional financial targets, such as profit levels and return on equity. This is primarily because the Company's products are still in either development or clinical testing phases, and the Company has not yet realized any significant revenues or product sales. In addition, the Company's stock price performance often may reflect larger market forces than the Company's actual performance. For these reasons, it is difficult to tie the Company's compensation programs to financial performance. Instead, the Committee makes its decisions based upon the attainment of corporate-wide, team and individual performances. Such performances are evaluated in terms of the achievement of strategic and business plan goals, including long-term goals tied to the expansion of the Company's core technology and innovative product development, the discovery of new drug candidates and the development of the Company's organizational infrastructure.

  In establishing the compensation package of the Company's executive officers, the Committee has adopted a "total pay" philosophy which includes three major components: (1) base salary set at levels which are commensurate with those of comparable positions at other pharmaceutical or biotechnology companies; (2) annual bonuses and stock option grants tied to the achievement of strategic corporate and team objectives and individual performance; and (3) long-term, stock-based incentive awards intended to strengthen the mutuality of interests between the executive officers and the Company's shareholders.

  The Committee determines the compensation levels for the executive officers with the assistance of an independent consulting firm that furnishes the Committee with executive compensation data drawn from several nationally recognized surveys of companies within the biotechnology and pharmaceutical industries. On the basis of those surveys, the Committee has identified a peer group of companies with which the Company competes for executive talent and which have a total capitalization and head count similar to the Company's and are at approximately the same development stage (the "Peer Companies").

  The positions of the Company's Chief Executive Officer and the other executive officers were compared with those of their counterparts at the Peer Companies, and the market compensation levels for comparable positions were examined to determine base salary, target incentives, and total cash compensation. In addition, the practices of the Peer Companies concerning stock option grants were also reviewed and compared.

  Base Salary. The base salary for each executive officer is set at a level considered appropriate for comparable positions at the Peer Companies. The Committee's policy is to target base salary levels at the market average level of base salary in effect for comparable positions at the Peer Companies. Executive officers who attain the core competencies required of their positions are paid at that level. The Committee makes its base salary determinations in accordance with the market average level in effect for comparable positions at the Peer Companies, competitive market forces and the evaluation of performance and core competency provided for each executive officer by the Chief Executive Officer.

  Variable Incentive Awards. To reinforce the attainment of Company goals, the Committee believes that a substantial portion of the annual compensation of each executive officer should be in the form of variable incentive pay. The annual incentive payment for each executive officer is determined on the basis of the achievement of the corporate objectives established for the fiscal year and the Committee's evaluation of the officer's performance both on an individual and team basis. For the 1999 fiscal year, the corporate performance objectives were tied to the following measures of success: (1) establishing a new corporate alliance; (2) developing a vertically integrated oncology pipeline with financial resources adequate for taking two products through registration; and (3) establishing a $12.00 per share floor.

  Long-Term, Equity-Based Incentive Awards. The goal of the Company's long-term equity-based incentive awards is to align the interests of executive officers with the shareholders and to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Such incentive is provided through stock option grants made under the 1994 Plan. The size of the option grant to each executive officer is set at a level which the Committee feels is appropriate to create a meaningful opportunity for stock ownership based upon the executive officer's current position with the Company, internal comparability with stock option grants made to other Company executives, the executive officer's current level of performance and his or her potential for future responsibility and promotion over the option term. The Committee also takes into account comparable equity incentives provided to individuals in similar positions in the biotechnology and pharmaceutical industries, as reflected in external surveys, and the number of unvested options held by the executive officer at the time of the new grant. The Committee has established certain general guidelines by which it seeks to target a fixed number of unvested option shares for each executive officer based upon his or her current position with the Company and his or her potential for growth within the Company (i.e., future responsibilities and possible promotions over the option term). However, the Committee does not strictly adhere to these guidelines in making stock option grants, and the relative weight which is given to the various factors varies from individual to individual, as the circumstances warrant.

  During fiscal 1999, the Committee awarded the executive officers new stock options for an aggregate of 300,000 shares of Common Stock. Each grant allows the officer to acquire the shares underlying the stock option at a fixed price per share (the market price on the grant date) over a ten-year period of time. Specifically, the options vest in periodic installments over a three-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return only if the officer remains with the Company and then only if the market price appreciates over the option term.

  The Compensation Committee granted restricted stock to the executive officers for fiscal year 1999 in the amount of 128,903 shares. Shares were distributed to each executive based on competitive market information in the biotechnology and pharmaceutical industries. The restriction on each grant is for a three-year period. Each executive member must remain with the Company for this three-year period, or the stock is forfeited upon termination.

                  Compensation of the Chief Executive Officer

  The base salary of the Company's Chief Executive Officer, James A. Bianco, M.D., is reviewed annually by the Committee and has remained at $433,224 since the 1998 fiscal year. Such salary level was established on the basis of the base salary levels in effect for chief executive officers at the other biotechnology and pharmaceutical companies comprising the Peer Companies. This salary level for Dr. Bianco brings him to 8.3% above the average of the salary levels in effect for the chief executive officers of the Peer Companies. The Compensation Committee granted Dr. Bianco a $50,000 bonus payable January 1, 2000. This amount is below peer data suggesting that short term incentive target grants are approximately 40% of base pay.

  Dr. Bianco was also awarded stock options for 100,000 shares of Common Stock at an exercise price of $3.06 per share. The grant reflected the Committee's continuing policy to maintain his option holdings at a level consistent with that for other chief executive officers of comparable development-stage companies in the pharmaceutical industry and to subject a portion of his overall compensation each year to the market performance of the Company's Common Stock. Accordingly, the stock option grants will be of no value to Dr. Bianco unless there is appreciation in the value of the Company's Common Stock over the option term.

             Compliance with Internal Revenue Code Section 162(m)

  As a result of Section 162(m) of the Internal Revenue Code, which was enacted into law in 1993, the Company will not be allowed a Federal income tax deduction for compensation paid to certain officers, to the extent that compensation exceeds one (1) million dollars per officer in any one year. This limitation will apply to all compensation which is not considered to be performance based. Compensation which does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. The Company's 1994 Plan has been structured so any compensation deemed paid in connection with the exercise of stock options granted under that plan with an exercise price equal to the market price of the option shares on the grant date will qualify as performance-based compensation.

  The cash compensation paid to the Company's executive officers during fiscal 1999 did not exceed the one (1) million dollar limit per officer, nor is the cash compensation to be paid to the Company's executive officers for the 2000 fiscal year expected to reach that level. Because it is unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the one (1) million dollar limitation, the Committee has decided not to take any action at this time to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Committee will reconsider this decision should the individual compensation of any executive officer ever approach the one (1) million dollar level.

                                          COMPENSATION COMMITTEE

                                          Jack L. Bowman
                                          Jeremy L. Curnock Cook
                                          Wilfred E. Jaeger, M.D.
                                          Terrence M. Morris

Compensation Committee Interlocks and Insider Participation

  During the last completed fiscal year, the Compensation Committee consisted of Dr. Jaeger and Messrs. Curnock Cook, Bowman and Morris. None of these individuals was at any time during the last completed fiscal year, or at any other time, an officer or employee of the Company.

Stock Performance Graph

                             [GRAPH APPEARS HERE]

                                        3/21/97 3/31/97 6/30/97 9/30/97 12/31/97
                                        ------- ------- ------- ------- --------
Cell Therapeutics, Inc. ............... $100.00 $ 97.56 $108.54 $145.12 $165.85
Nasdaq Stock Index (U.S.).............. $100.00 $ 97.61 $115.49 $135.04 $126.46
Nasdaq Pharmaceutical Index............ $100.00 $ 93.47 $100.90 $113.19 $101.62

                                                3/31/98 6/30/98 9/30/98 12/31/98
                                                ------- ------- ------- --------
Cell Therapeutics, Inc. ...............         $ 40.24 $ 26.22 $ 20.73 $ 29.27
Nasdaq Stock Index (U.S.)..............         $148.00 $152.07 $137.32 $178.20
Nasdaq Pharmaceutical Index............         $111.71 $103.38 $ 97.53 $129.28

                                                3/31/99 6/30/99 9/30/99 12/31/99
                                                ------- ------- ------- --------
Cell Therapeutics, Inc. ...............         $ 34.15 $ 24.09 $ 21.95 $ 68.29
Nasdaq Stock Index (U.S.)..............         $199.34 $218.10 $223.07 $321.94
Nasdaq Pharmaceutical Index............         $141.87 $144.37 $164.98 $241.58

  The stock performance graph depicts the cumulative total return on the Company's Common Stock compared to the current total return for the Nasdaq Stock Index (U.S.) and the Nasdaq Pharmaceutical Index. The graph assumes an investment of $100 on March 21, 1997, when the Company's stock was first traded in a public market. Reinvestment of dividends, if any, is assumed in all cases.

Certain Relationships and Related Transactions

  In December 1993, cti loaned Dr. Bianco $200,000 at 5.35% annual interest. The promissory note originally provided for a single payment of principal and interest on the earlier of July 1, 1997, and the third anniversary of the effective date of the initial underwritten public offering of cti's Common Stock. In December 1996, Dr. Bianco entered into an employment agreement with the Company which amended the note to provide for the forgiveness of one-third of the loan on each anniversary of the agreement. The unpaid portion of the loan will accelerate and become due and payable in the event that cti terminates Dr. Bianco's employment for cause or Dr. Bianco terminates his employment without cause. The unpaid portion of the loan will be forgiven in the event that cti terminates Dr. Bianco's employment without cause, Dr. Bianco terminates his employment for cause, dies or becomes disabled, a Change in Ownership (as defined in Dr. Bianco's employment agreement) occurs or cti's public market capitalization equals or exceeds $500 million. See "--Employment Agreements". The largest balance outstanding on the loan during 1999 was $84,766. As of December 31, 1999, the balance of the loan had been forgiven.

  On December 16, 1998, in lieu of cash bonuses, cti extended loans at 4.97% annual interest to the following executive officers: Dr. Bianco, $100,000; Dr. Singer, $75,000; and Dr. Lewis, $75,000. The promissory notes provide for a single payment of principal and interest on December 16, 2002. The largest balances outstanding on the loans during 1999 were $105,184, $78,888 and $78,888, respectively. The amounts outstanding at April 30, 2000 were $106,909, $80,182 and $80,182, respectively.

  In 1999, the Company entered into an agreement with a clinical medical consultant who is the spouse of an executive officer of the Company. During 1999 the Company paid the clinical medical consultant approximately $107,000 in fees for services rendered.

                                Other Business

  As of the date of this Proxy Statement, management knows of no other business that will be presented for action at the meeting. Management has not received any advance notice of business to be brought before the meeting by any shareholder. If other business requiring a vote of the shareholders should come before the meeting, the person designated as your proxy will vote or refrain from voting in accordance with his best judgment.

                               Other Information

  The Company's Annual Report to Shareholders for the year ended December 31, 1999 (the "Annual Report") is being mailed concurrently with the mailing of the Notice of Annual Meeting and Proxy Statement to all shareholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not considered proxy soliciting material nor is it incorporated into this Proxy Statement.

                             Shareholder Proposals

  A shareholder who intends to nominate a candidate for election to the Board of Directors or to present a proposal of business at the 2001 Annual Meeting and desires that information regarding the proposal be included in the 2001 proxy statement and proxy materials must ensure that such information is received in writing by the Secretary of the Company at the Company's principal executive offices not later than April 8, 2001.

                                          By Order of the Board of Directors

                                          /s/ Michael J. Kennedy
                                          Michael J. Kennedy
                                          Secretary

Seattle, Washington

June 7, 2000

The Board of Directors recommends a vote FOR the proposals regarding:

(1) ELECTION OF DIRECTORS: Class III: Dr. James A. Bianco, Dr. Jack W. Singer and Dr. Mary O. Mundinger

              For               Withhold            For All
              All               All                 Except:
              [_]               [_]                 [_]


    To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.

________________________________________________________

(2) Approval of an amendment to the Company's       FOR      AGAINST     ABSTAIN
    1994 Equity Incentive Plan to increase
    the number of shares of Common Stock
    available for grant under the Plan              [_]        [_]         [_]
    by 1,100,000 shares.



(3) Ratification of the selection of                FOR      AGAINST     ABSTAIN
    Ernst & Young LLP as independent
    auditors of the Company for the                 [_]        [_]         [_]
    fiscal year ending December 31, 2000.

I/We plan to attend the Annual Meeting.     [_]
I/We will not be attending the Annual Meeting.    [_]

              Number of Attendees                       [_]

    ________________        ________________          PLEASE MARK ALL      [X]
     ACCOUNT NUMBER              SHARES               CHOICES LIKE THIS

SIGNATURE __________________________________  DATE ___________________


                           Cell Therapeutics, Inc.
                      Annual Meeting of the Shareholders
                                 July 7, 2000

          This Proxy is Solicited on Behalf of the Board of Directors

The shareholder(s) hereby appoints James A. Bianco, M.D., and Michael J. Kennedy, and each of them, as proxies, with full power of substitution, to represent and vote for and on behalf of the shareholder(s) the number of shares of Common Stock of Cell Therapeutics, Inc. that the shareholder(s) would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on July 7, 2000, or at any adjournment or postponement thereof. The shareholder(s) directs that this proxy be voted as follows:

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the shareholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" ITEMS 2 and 3.

Please sign exactly as your name(s) appears on your stock certificate(s). When shares are held jointly, each person must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. An authorized person should sign on behalf of corporations, partnerships and associations and give his or her title.